SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]
    Check the appropriate box:
     [ ]   Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
     [ ]   Definitive Proxy Statement
     [ ]   Definitive Additional Materials
     [X]   Soliciting Material Under Rule 14a-12


                              NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                              C. ROBERT COATES
                              ----------------

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)     Title of each class of securities to which transaction applies:
     2)     Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)     Proposed maximum aggregate value of transaction:
     5)     Total fee
            paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)     Amount Previously Paid:
     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party: C. Robert Coates
     4)     Date Filed: May 23, 2002


  (These materials are intended to be released to one or more shareholders, in conjunction with the previously supplied Definitive Proxy Statement currently on file, on or about April 05, 2002)
                ==============================================

Press Release

SOURCE: C. Robert Coates

C. ROBERT COATES SAYS NETRO'S DIRECTORS WERE NO SHOWS AT THEIR OWN ANNUAL
MEETING

LAKE FOREST, Ill., May 23 -- C. Robert Coates said today, "The directors of Netro Corporation (NASDAQ: NTRO) failed to attend their own annual meeting on Tuesday, May 21. Netro has seven directors. One of them, CEO Gideon Ben-Efraim, had to chair the annual meeting. None of the other six came to the meeting. Four of them: Thomas Baruch, Irwin Federman, Sanford Robertson and Richard Moley, all live and work very near the meeting place.

"Frankly, I'm amazed at this cavalier attitude on the part of directors. Virtually every other publicly traded company makes a real effort to have every director attend their annual meeting of stockholders. Netro's proxy materials made much of their directors' impressive credentials as technology industry veterans serving on the boards of directors of multiple public and private technology companies. Maybe reading their credentials went to their heads or they are just too busy to rub shoulders with their loyal stockholders once a year. Whatever the case, it looks like Netro's investors are 0 for 6 in terms of directors who place the shareholders' interests ahead of their own special interests.

"The cover of this week's edition of Fortune magazine shows an ocean liner sinking with the headline 'Why Companies Fail - 10 Fatal Mistakes (And How to Avoid Them).' One of the ten mistakes is a dysfunctional board. The Fortune article says, 'The sorry fact is that most corporate boards remain hopelessly beholden to management. At many boards, the CEO oversees meetings, hand-picks directors, and spoon-feeds them information. Unless, that is, the board demands more.'

"Fortune magazine goes on to list three quick fixes to prevent companies from failing. The first is to reengineer the board. Fortune says, 'Incompetence is not the problem. The problem is that directors are too nice. Boards seldom convene without the CEO, and raising troubling questions can simply seem rude-which is often the way the CEO wants it.'

Robert Coates said, " Fortune could have added that board members are usually far too busy to really get involved in monitoring the CEO's performance and working with the CEO on strategy. Indeed, Netro's directors are apparently far too busy to even come to their once a year meeting.

 "I'm going to buy copies of this issue of Fortune and send one to each of the directors. In the mean time, I ask Thomas Baruch, Lewis Chakrin, Irwin Federman, Richard Moley, Sanford Robertson and Shirley Young to take their duties more seriously. I don't think that they're doing the shareholders any favors by simply sitting on the board and collecting stock options."

Most Netro shareholders purchased their stock at much higher prices. Like them, we would love to see a return to those higher prices since we plan to continue to hold our 2,405,400 shares. Buying back shares to reduce dilution is one simple way to increase price that benefits all shareholders. Another way to increase price is for the CEO and directors to work harder and develop and communicate a well defined plan with time tables for making a profit. That way we could all benefit from what Netro describes as their directors' 'extraordinary operating, investing and strategic experience.'"

SOURCE: C. Robert Coates